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                                                                    EXHIBIT 99.1

                              THE MEDICINES COMPANY

          2001 NON-OFFICER, NON-DIRECTOR EMPLOYEE STOCK INCENTIVE PLAN

1.       PURPOSE

         The purpose of this 2001 Non-Officer, Non-Director Employee Stock Incentive Plan (the "Plan") of The Medicines Company, a Delaware corporation (the "Company"), is to advance the interests of the Company's stockholders by enhancing the Company's ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company by providing such persons with equity ownership opportunities and performance-based incentives and thereby better aligning the interests of such persons with those of the Company's stockholders. Except where the context otherwise requires, the term "Company" shall include any of the Company's present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the "Code"), and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a significant interest, as determined by the Board of Directors of the Company (the "Board").

2.       ELIGIBILITY

         All of the Company's employees, consultants, advisors and any individuals who have accepted an offer for employment, other than those employees who are also officers or directors of the Company, are eligible to be granted option awards (each, an "Award") under the Plan. Each person who has been granted an Award under the Plan shall be deemed a "Participant."

3.       ADMINISTRATION AND DELEGATION

         (a) ADMINISTRATION BY BOARD OF DIRECTORS. The Plan will be administered by the Board. The Board shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency. All decisions by the Board shall be made in the Board's sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award. No director or person acting pursuant to the authority delegated by the Board shall be liable for any action or determination relating to or under the Plan made in good faith.

        (b) DELEGATION TO EXECUTIVE OFFICERS. To the extent permitted by applicable law, the Board may delegate to one or more executive officers of the Company the power to make Awards and exercise such other powers under the Plan as the Board may determine, provided that the Board shall fix the maximum number of shares subject to such Awards and the maximum number of shares for any one Participant to be made by such executive officers.

        (c) APPOINTMENT OF COMMITTEES. To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board

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(a "Committee"). All references in the Plan to the "Board" shall mean the Board or a Committee of the Board to the extent that the Board's powers or authority under the Plan have been delegated to such Committee.

        (d) AUTHORITY. Subject to the provisions of the Plan, the Board shall have complete authority, in its sole discretion, to make or to select the manner of making any and all determinations required for the operation of the Plan, and without limiting the generality of the foregoing, shall have the authority to:

            (1) grant Awards to eligible individuals, pursuant to the terms of the Plan;

            (2) determine whether and to what extent Awards are to be granted hereunder;

            (3) determine the number of shares of common stock, $0.001 par value per share (the "Common Stock") to be covered by each Award granted hereunder;

            (4) determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award (which need not be identical in every case), including, but not limited to, the share price and any restriction or limitation, or any vesting acceleration or forfeiture waiver regarding any Award and the shares of Common Stock relating thereto, based on such factors as the Board shall determine;

           (5) determine whether and under what circumstances an Option (as hereinafter defined) may be settled, as provided in Section 5(e);

           (6) determine whether and under what circumstances an Option may be exercised without a payment of cash as provided in Section 5(e); and

           (7) determine whether, to what extent and under what circumstances Common Stock and other amounts payable with respect to an Award under this Plan shall be deferred either automatically or at the election of the Participant.

         In making such determinations, the Board may take into account the nature of the services rendered by the respective individuals, their present and potential contributions to the success of the Company, and such other factors as the Board in its discretion shall deem relevant. Subject to the provisions of the Plan, the Board shall also have complete authority, in its sole discretion, to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, to determine the terms and provisions of any Award issued under the Plan (and any agreements relating thereto), to resolve all disputes arising under the Plan, and to make all other determinations necessary or advisable for the administration of the Plan.

4.       STOCK AVAILABLE FOR AWARDS

         Subject to adjustment under Section 6, Awards may be made under the Plan for up to 1,250,000 shares of Common Stock of the Company. If (i) any Award expires or is terminated, surrendered or canceled without having been fully exercised, (ii) any Award is forfeited in whole or in part, (iii) any Award results in any shares of Common Stock not being issued or (iv) the shares of Common Stock issued upon exercise of an Option are subsequently repurchased by the Company pursuant to a contractual repurchase right or otherwise, the unused shares of Common Stock covered by such Award

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shall again be available for the grant of Awards under the Plan. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

5.      NON-STATUTORY STOCK OPTIONS

        (a) GENERAL. The Board may grant non-statutory stock options to purchase Common Stock (each, an "Option") and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable. No Option granted under the Plan shall be intended to be an "incentive stock option" as defined in Section 422 of the Code.

        (b) EXERCISE PRICE. The Board shall establish the exercise price at the time each Option is granted and specify it in the applicable instrument evidencing the grant of the Option.

        (c) DURATION OF OPTIONS. Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable instrument evidencing the grant of the Option.

        (d) EXERCISE OF OPTION. Options may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Board together with payment in full as specified in Section 5(e) for the number of shares for which the Option is exercised.

        (e) PAYMENT UPON EXERCISE. Common Stock purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:

            (1) in cash or by check, payable to the order of the Company;

            (2) except as the Board may, in its sole discretion, otherwise provide in an instrument evidencing the grant of an Option, by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding;

            (3) except as the Board may, in its sole discretion, otherwise provide in an instrument evidencing the grant of an Option, when the Common Stock is registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), by delivery of shares of Common Stock owned by the Participant valued at their fair market value as determined by (or in a manner approved by) the Board in good faith ("Fair Market Value"), provided (i) such method of payment is then permitted under applicable law and (ii) such Common Stock, if acquired directly from the Company, was owned by the Participant at least six months prior to such delivery;

        (4) to the extent permitted by the Board, in its sole discretion, by (i) delivery of a full recourse promissory note of the Participant to the Company on terms determined by the Board, or (ii) payment of such other lawful consideration as the Board may determine; or

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        (5) by any combination of the above-permitted forms of payment.

6.      ADJUSTMENTS FOR CHANGES IN COMMON STOCK AND CERTAIN OTHER EVENTS.

        (a) CHANGES IN CAPITALIZATION. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than a normal cash dividend, (i) the number and class of securities available under this Plan,
(ii) the number and class of securities and exercise price per share subject to each outstanding Option and (iii) the terms of each other outstanding Award shall be appropriately adjusted by the Company (or substituted Awards may be made, if applicable) to the extent the Board shall determine, in good faith, that such an adjustment (or substitution) is necessary and appropriate. If this
Section 6(a) applies and Section 6(c) also applies to any event, Section 6(c) shall be applicable to such event, and this Section 6(a) shall not be applicable.

        (b) LIQUIDATION OR DISSOLUTION. In the event of a proposed liquidation or dissolution of the Company, the Board shall, upon written notice to the Participants, provide that all then unexercised Options will (i) become exercisable in full as of a specified time at least 10 business days prior to the effective date of such liquidation or dissolution and (ii) terminate effective upon such liquidation or dissolution, except to the extent exercised before such effective date.

        (c)  ACQUISITION AND CHANGE IN CONTROL EVENTS

             (1)      DEFINITIONS

                      (a)        An "Acquisition Event" shall mean:

                                 (i) any merger or consolidation of the Company with or into another entity as a result of which the Common Stock is converted into or exchanged for the right to receive cash, securities or other property; or

                                 (ii)       any exchange of shares of the
                                            Company for cash, securities or
                                            other property pursuant to a
                                            statutory share exchange
                                            transaction.

                      (b)        A "Change in Control Event" shall mean:

                                 (i)        any sale or transfer of all or
                                            substantially all of the assets of
                                            the Company to another corporation
                                            or entity, any merger, consolidation
                                            or reorganization of the Company
                                            into or with another corporation or
                                            entity, with the result that, upon
                                            conclusion of the transaction, the
                                            voting securities of the Company
                                            immediately prior thereto do not
                                            represent (either by remaining
                                            outstanding or by being converted
                                            into voting securities of the
                                            surviving entity) more than 50% of
                                            the combined voting power of the
                                            voting securities of the continuing
                                            or surviving entity of such
                                            consolidation, merger or
                                            reorganization; or

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                                 (ii)       following the date on which the
                                            Company becomes subject to the
                                            periodic reporting requirements
                                            under Section 13 of the Exchange
                                            Act, a disclosure that any person
                                            (as the term "person" is used in
                                            Section 13(d)(3) or Section 14(d)(2)
                                            of the Exchange Act), other than (A)
                                            any shareholder who, prior to the
                                            Company becoming subject to such
                                            reporting requirements of Section 13
                                            of the Exchange Act, previously held
                                            at least 30% of the combined voting
                                            power of outstanding voting
                                            securities of the Company, (B) the
                                            Company or (C) any corporation owned
                                            directly or indirectly by the
                                            stockholders of the Company in
                                            substantially the same proportion as
                                            their ownership of stock of the
                                            Company, becomes the beneficial
                                            owner (as the term "beneficial
                                            owner" is defined under Rule 13d-3
                                            or any successor rule or regulation
                                            thereto under the Exchange Act) of
                                            securities representing 30% or more
                                            of the combined voting power of the
                                            then outstanding voting securities
                                            of the Company; or

                                 (iii) such time as individuals who as of the date of the initial adoption of this Plan constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect any transaction described in clause (i) or (ii) of this section) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who were either directors at the beginning of the period or whose election or whose nomination for election was previously so approved, cease for any reason to constitute a majority of the Board.

                      (c) "Cause" shall mean (i) conviction of any felony or any crime involving moral turpitude or dishonesty; (ii) participation in a fraud or act of dishonesty against the Company (or, if applicable, a successor corporation to the Company); (iii) willful and material breach of the Company's policies (or, if applicable, a successor corporation to the Company); (iv) intentional and material damage to the Company's property (or, if applicable, a successor corporation to the company); or
                                    (v) material breach of the Participant's confidentiality obligations or duties under the Participant's non-disclosure, non-competition or other similar agreement with the Company (or, if applicable, a successor corporation to the Company).

                      (d) "Termination Event" shall mean the termination of the Participant's employment
                                    (i) by the Company or the acquiring or
                                    succeeding corporation without Cause; (ii) as a result of his death or disability (within the meaning of Section 22(e)(3) of the Code); or (iii) by the

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                                    Participant upon written notice given
                                    promptly after the Company's or the
                                    acquiring or succeeding corporation's taking any of the following actions, which actions shall not have been cured within a 30-day period following such notice: (A) the principal place of the performance of the Participant's responsibilities (the
                                    "Principal Location") is changed to a
                                    location outside of a 30 mile radius from the Principal Location immediately prior to the Change in Control Event; (B) there is a material reduction in the Participant's responsibilities without Cause; (C) there is a material reduction in the Participant's salary; or (D) there is a significant diminution in the scope of the Participant's responsibilities without the Participant's agreement (excluding increases in responsibility and sideways moves to jobs with similar descriptions).

             (2)      EFFECT ON OPTIONS

                      (a) ACQUISITION EVENT. Upon the occurrence of an Acquisition Event (regardless of whether such event also constitutes a Change in Control Event), or the execution by the Company of any agreement with respect to an Acquisition Event (regardless of whether such event will result in a Change in Control Event), the Board shall provide that all outstanding Options shall be assumed, or equivalent options shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof); provided that if such Acquisition Event also constitutes a Change in Control Event, except to the extent specifically provided to the contrary in the instrument evidencing any Option or any other agreement between a Participant and the Company, such assumed or substituted options shall become immediately exercisable in full if, on or prior to the first anniversary of the date of the consummation of the Change in Control Event, a Termination Event occurs.

                                            Notwithstanding the foregoing, if
                                    the acquiring or succeeding corporation (or an affiliate thereof) does not agree to assume, or substitute for, such Options, then the Board shall (x) upon written notice to the Participants, provide that all then unexercised Options will become exercisable in full as of a specified time (the "Acceleration Time") prior to the Acquisition Event and will terminate immediately prior to the consummation of such Acquisition Event, except to the extent exercised by the Participants before the consummation of such Acquisition Event, and/or (y) in the event of an Acquisition Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share of Common Stock surrendered pursuant to such Acquisition Event (the "Acquisition Price"), provide that all outstanding Options shall terminate upon consummation of such Acquisition Event and each Participant shall receive, in exchange therefor, a cash payment equal to the amount (if any) by which (A) the Acquisition Price multiplied by the number of shares of Common Stock

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                                    subject to such outstanding Options (whether
                                    or not then exercisable), exceeds (B) the aggregate exercise price of such Options.

                      (b) CHANGE IN CONTROL EVENT THAT IS NOT AN ACQUISITION EVENT. Following the occurrence of a Change in Control Event that does not also constitute an Acquisition Event, except to the extent specifically provided to the contrary in the instrument evidencing any Option or any other agreement between a Participant and the Company, each such Option shall become immediately exercisable in full if, on or prior to the first anniversary of the date of the consummation of the Change in Control Event, a Termination Event occurs.

7.      GENERAL PROVISIONS APPLICABLE TO AWARDS

        (a) TRANSFERABILITY OF AWARDS. Except as the Board may otherwise determine or provide in an Award, Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the life of the Participant, shall be exercisable only by the Participant. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees.

        (b) DOCUMENTATION. Each Award shall be evidenced in such form (written, electronic or otherwise) as the Board shall determine. Each Award may contain terms and conditions in addition to those set forth in the Plan.

        (c) BOARD DISCRETION. Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Board need not treat Participants uniformly.

        (d) TERMINATION OF STATUS. The Board shall determine the effect on an Award of the disability, death, retirement, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, the Participant's legal representative, conservator, guardian or Designated Beneficiary may exercise rights under the Award.

        (e) WITHHOLDING. Each Participant shall pay to the Company, or make provision satisfactory to the Board for payment of, any taxes required by law to be withheld in connection with Awards to such Participant no later than the date of the event creating the tax liability. Except as the Board may otherwise provide in an Award, when the Common Stock is registered under the Exchange Act, Participants may satisfy such tax obligations in whole or in part by delivery of shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value; provided, however, that the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company's minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income). The Company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to a Participant.

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        (f) AMENDMENT OF AWARD. The Board may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type and changing the date of exercise or realization, provided that the Participant's consent to such action shall be required unless the Board determines that the action, taking into account any related action, would not materially and adversely affect the Participant.

        (g) CONDITIONS ON DELIVERY OF STOCK. The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company's counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

        (h) ACCELERATION. The Board may at any time provide that any Award shall become immediately exercisable in full or in part, free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be.

8.      MISCELLANEOUS

        (a) NO RIGHT TO EMPLOYMENT OR OTHER STATUS. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

        (b) NO RIGHTS AS STOCKHOLDER. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed with respect to an Award until becoming the record holder of such shares. Notwithstanding the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend and the exercise price of and the number of shares subject to such Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an optionee who exercises an Option between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such Option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

        (c) EFFECTIVE DATE AND TERM OF PLAN. The Plan is effective as of
May 31, 2001, the date on which it was adopted by the Board (the "Effective Date"). No Awards shall be granted under the Plan after the completion of ten years from the Effective Date, but Awards previously granted may extend beyond that date.

        (d) AMENDMENT OF PLAN. The Board may amend, suspend or terminate the Plan or any portion thereof at any time.

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        (e) GOVERNING LAW. The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law.


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